Exhibit 10.18

Dynex Capital, Inc.
Non-Employee Directors’ Annual Compensation
Effective March 3, 2011

Annual Retainer	Amount

Service as a Director	$36,000
Service as Audit Committee Chair	$7,000
Service as Compensation, Nominating and Corporate Governance, and Investment Committee Chair	$3,500

Meeting Fees

Board and Audit Committee meetings, per meeting	$1,000
Compensation, Nominating and Corporate Governance, and Investment Committee meetings, per meeting	$750

Equity Compensation

Non-employee directors also receive an annual grant of 5,000 restricted shares of the Company’s common stock, which shares will vest at the end of one year.  The shares are granted on the first Friday following each year’s annual meeting of shareholders.